Exhibit 99.1

Retractable Technologies, Inc. Reports Results for the Year 2016

LITTLE ELM, Texas, April 3, 2017—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the twelve months ended December 31, 2016 and 2015, respectively.

Domestic sales accounted for 88.2% and 77.9% of the revenues in 2016 and 2015, respectively. Domestic revenues increased 14.2% principally due to sales of our 1 mL syringe and EasyPoint® needles. Domestic unit sales increased 15.6%. Domestic unit sales were 83.3% of total unit sales for 2016. International revenues decreased from $6.5 million in 2015 to $3.5 million in 2016, primarily due to fluctuation in the timing of orders. Overall unit sales decreased 7.0%. Our international orders may be subject to significant fluctuation over time. Such orders may fluctuate due to health initiatives at various times as well as economic conditions.

Cost of manufactured product increased $448 thousand principally due to higher manufacturing costs. Royalty expense increased $50 thousand due to increased gross sales. Gross profit margins decreased from 35.8% in 2015 to 34.7% in 2016.

Operating expenses increased 0.6% from the prior year due to an impairment charge of $456 thousand, stock option expense, consulting costs, and 401(k) plan matching expense. The impairment charge of $456 thousand was related to Patient Safe assembly equipment. These expenses were largely offset by decreases in the Medical Device Excise tax of $360 thousand, severance pay, professional fees, and bonus pay.

A non-recurring recognition of $7,724,826 received from BD in the second quarter of 2015 pursuant to a patent infringement case had a significant impact on 2015 income. Recognizing this payment also significantly decreased 2015 current liabilities on the Balance Sheets.

The loss from operations was $3.2 million in 2015 compared to an operating loss of $3.6 million in 2016.

In 2015, earnings per share was positively affected by our acquisition of 200,000 shares of IV Class B convertible preferred stock. Under the guidelines of ASC 260-10-S99-2, Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock, we reflected the gain on extinguishment of this preferred stock in net income per common stockholder used to calculate earnings per share. This accounting treatment had the effect of increasing the income applicable to common shareholders by $2.3 million in 2015 which had a material effect on the determination of earnings per share for that year.

Cash flow from operations was a negative $795 thousand for 2016 due to our Net loss, mitigated by noncash expense consisting principally of Depreciation, Impairment of assets, Share based compensation, and reduced working capital.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 31, 2017 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle.  The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle.  Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections.  The EasyPoint® needle also can be used to aspirate fluids and for blood collection.  Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events.  Retractable believes that the expectations reflected in such forward-looking statements are accurate.  However, Retractable cannot assure you that such expectations will materialize.  Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer